                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

                                                    Jurisdiction
             Subsidiaries (a)                       of Incorporation
             ------------                           ----------------


Abercrombie & Fitch Service Corporation (b)         Delaware
Abercrombie & Fitch Stores, Inc. (b)                Delaware
A&F Trademark, Inc. (b)                             Delaware


(a) The names of certain subsidiaries are omitted since such unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of January 29, 2000.

(b) Wholly-owned subsidiary of Abercrombie & Fitch Holding Corporation, a Delaware corporation and a wholly-owned subsidiary of the registrant.